EXHIBIT 10.14



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                            CORPORATE PROMISSORY NOTE


$50,000 U.S. dollars                                  Date:  June 2, 2000


FOR VALUE RECEIVED Energas Resources, Inc. (EEG) and George G. Shaw, the undersigned, jointly and severally, promise to pay to Mark Swan Trust C/O Carl
W. Swan, or order, the principal sum of fifty-six thousand-two hundred and fifty ($56,250) dollars, which includes an interest payment of six thousand- two hundred and fifty ($6,250) dollars, at the rate of twenty- five percent (25%) per annum, and a principal payment of Fifty thousand dollars ($50,000), both principal and interest payable in lawful money of the United States of America. In addition to the interest paid, EEG shall provide upon funding fifty thousand (50,000) warrants for EEG common stock priced at U.S. $1.00 per share with each warrant representing one share. The effective date of this note is June 2, 2000. The closing date of this note is June 2, 2000. This note will be payable in lump sum, fifty-six thousand - two hundred and fifty dollars, ($56,250), six (6) months from the closing date or December 2,2000.

The following terms and conditions shall be valid throughout the life of the
Note:

A. The proceeds from this note will be used to fund the purchase of G.M. Oil properties. Any balance remaining will be used to maintain on-going expenses.

B. Unless otherwise provided, this Note may be prepaid in full or in part at any time without penalty or premium.

C. 200,000 shares of EEG Common Stock will be pledged as collateral for this note personally from the account of George G. Shaw.

D.   George G. Shaw personally guarantees this note in addition to EEG.

E. This note can be converted to EEG Common Stock at any time up to 5:00 CST on December 1, 2000 at the discretion of the lender in writing to EEG. Any request for conversion of this note to EEG Common Stock will be considered as a "LOCK" and the price of the stock will be reflected according to the requirements of term (D) of this note.

D. Any EEG Common Stock issued as a result of converting this note will be issued at the closing market price on the day in which the conversion is requested.

All parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest, and all other sums due under this Note and the Deed of Trust or security instrument, notwithstanding any change or changes by way of


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release, surrender, exchange, modification or substitution of any security for
This Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

This Note is to be governed and construed in accordance with the laws of the State of Oklahoma.

IN TESTIMONY WHEREOF, each corporate maker has caused this instrument to be executed in its corporate name by its CEO, and its corporate seal to be hereto affixed, all by order of its Board of Directors first duly given, the day and year first above written.


ENERGAS RESOURCES, INC.


By:  /s/ George G. Shaw
    --------------------------------
       George G. Shaw, President


 /s/ George G. Shaw
--------------------------------------------
George G. Shaw, Personally